                                                                   Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                  FORTIS, INC.

                              CORE MERGER SUB, INC.

                                       AND

                                   CORE, INC.

                           DATED AS OF MARCH 29, 2001

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER

Section 1.1       The Merger.............................................................................1
Section 1.2       Effective Time.........................................................................1
Section 1.3       Effects of the Merger..................................................................2
Section 1.4       Articles of Organization and By-Laws...................................................2
Section 1.5       Directors..............................................................................2
Section 1.6       Officers...............................................................................2
Section 1.7       Conversion of Shares...................................................................2
Section 1.8       No Shares Held by the Company..........................................................3
Section 1.9       Conversion of Purchaser's Common Stock.................................................3
Section 1.10      Stock Options..........................................................................3
Section 1.11      Warrants...............................................................................4
Section 1.12      Fleet Credit Agreement.................................................................4
Section 1.13      Company Actions........................................................................4
Section 1.14      Stockholders' Meeting..................................................................4
Section 1.15      Closing................................................................................5

                                   ARTICLE II
                      DISSENTING SHARES; EXCHANGE OF SHARES

Section 2.1       Dissenting Shares......................................................................6
Section 2.2       Exchange of Shares.....................................................................6
Section 2.3       Exchange of In the Money Options.......................................................7

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1       Organization...........................................................................9
Section 3.2       Capitalization.........................................................................9
Section 3.3       Authority.............................................................................10
Section 3.4       No Default; Effect of Agreement.......................................................11
Section 3.5       Financial Statements; SEC Reports.....................................................11
Section 3.6       Absence of Certain Changes or Events..................................................12
Section 3.7       Compliance with Law; Litigation.......................................................12
Section 3.8       Governmental Authorizations and Regulations...........................................12
Section 3.9       Brokers...............................................................................13
Section 3.10      Employee Agreements and Benefits......................................................13
Section 3.11      Fairness Opinion......................................................................15
Section 3.12      Material Contracts....................................................................16
Section 3.13      Title to Properties; Encumbrances.....................................................16
Section 3.14      Intellectual Property.................................................................17
Section 3.15      Tax Matters...........................................................................18

Section 3.16      Takeover Statutes.....................................................................20
Section 3.17      Rights Agreement......................................................................21
Section 3.18      Absence of Undisclosed Liabilities....................................................21
Section 3.19      Labor Relations.......................................................................22

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 4.1       Organization..........................................................................22
Section 4.2       Authority.............................................................................22
Section 4.3       Effect of Agreement...................................................................23
Section 4.4       Financing.............................................................................23
Section 4.5       Brokers...............................................................................23

                                    ARTICLE V
                                    COVENANTS

Section 5.1       No Solicitation.......................................................................23
Section 5.2       Appraisal Rights......................................................................25
Section 5.3       Conduct of Business of the Company....................................................25
Section 5.4       Access and Information................................................................28
Section 5.5       Certain Filings, Consents and Arrangements............................................29
Section 5.6       State Takeover Statutes...............................................................29
Section 5.7       Compliance with Antitrust Laws........................................................29
Section 5.8       Press Releases........................................................................30
Section 5.9       Indemnification; Insurance............................................................30
Section 5.10      Notification of Certain Matters.......................................................31
Section 5.11      Fees and Expenses.....................................................................32
Section 5.12      Actions Regarding the Rights..........................................................32
Section 5.13      Shareholder Litigation................................................................32
Section 5.14      Treatment of Certain Employee Benefit Plans...........................................32
Section 5.15      Resignation of Directors..............................................................33
Section 5.16      Updating Disclosure Schedule..........................................................33

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

Section 6.1       Conditions to the Obligations of Parent, Purchaser and the Company....................33
Section 6.2       Conditions to the Obligations of Parent and Purchaser.................................34
Section 6.3       Condition to the Company's Obligation.................................................35

                                   ARTICLE VII
                                  MISCELLANEOUS

Section 7.1       Termination...........................................................................36
Section 7.2       Effect of Termination.................................................................37
Section 7.3       Non-Survival of Representations, Warranties and Agreements............................38
Section 7.4       Waiver and Amendment..................................................................38
Section 7.5       Entire Agreement......................................................................38
Section 7.6       Applicable Law........................................................................38
Section 7.7       Headings..............................................................................38
Section 7.8       Notices...............................................................................38
Section 7.9       Counterparts..........................................................................39
Section 7.10      Parties in Interest; Assignment.......................................................40
Section 7.11      Specific Performance..................................................................40
Section 7.12      Certain Undertakings of Parent........................................................40
Section 7.13      Interpretation........................................................................40
Section 7.14      Severability..........................................................................41
Section 7.15      Payments in U.S. Dollars..............................................................41

Appendix I        Index of Defined Terms

Exhibit A         Voting Agreement
Exhibit B         Opinion of Rich, May, Bilodeau & Flaherty, P.C.
Exhibit C         Opinion of Alston & Bird, LLP

Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2001 (this "Agreement"), among FORTIS, INC., a Nevada corporation ("PARENT"), CORE MERGER SUB, INC., a Massachusetts corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and CORE, INC., a Massachusetts corporation (the "COMPANY"). Appendix I to this Agreement sets forth an index of the defined terms used herein.

                                    RECITALS

         WHEREAS, the Boards of Directors of the Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions set forth in this Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company have entered into a Voting Agreement, dated as of the date of this Agreement and attached hereto as EXHIBIT A (the "Voting Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their shares of the Company's Common Stock, $0.10 par value per share ("COMMON STOCK") of the Company in favor of the Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the Business Corporation Law of the Commonwealth of Massachusetts (the "Massachusetts BCL"), at the Effective Time (as defined in Section 1.2 below) Purchaser shall be merged (the "MERGER") with and into the Company. Following the Merger the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Purchaser shall cease. The nature of the business or purposes to be conducted or promoted by the Surviving Corporation is to provide integrated disability management services, employee absence management services, health care related review and consulting services and any other business, operation or activity for which corporations may be organized under the Massachusetts BCL.

         SECTION 1.2 EFFECTIVE TIME. The Merger shall become effective by the filing with the Secretary of State of Massachusetts of articles of merger in accordance with the relevant provisions of the Massachusetts BCL in a form reasonably acceptable to Parent and the Company (the "ARTICLES OF MERGER"). The time at which the Merger becomes effective, which shall be the time that the Secretary of State of Massachusetts accepts for record the Articles of Merger, is referred to as the "EFFECTIVE TIME."

         SECTION 1.3 EFFECTS OF THE MERGER. The Company will continue to be governed by the laws of the Commonwealth of Massachusetts, and the separate corporate existence of the Company and all of its rights, privileges, powers and franchises of a public as well as of a private nature, and being subject to all of the restrictions, disabilities and duties as a corporation organized under the Massachusetts BCL, will continue unaffected by the Merger. The Merger will have the effects specified in the Massachusetts BCL. As of the Effective Time the Company shall be a wholly-owned subsidiary of Parent.

         SECTION 1.4 ARTICLES OF ORGANIZATION AND BY-LAWS.

         (a) The Articles of Organization and By-laws of the Company as in effect at the Effective Time (as amended to eliminate the Company's Preferred Stock, no par value ("PREFERRED STOCK"), as described in subsection (b) below and including any other amendments to the Articles of Organization as are effected by the Articles of Merger) shall be the Articles of Organization and By-laws of the Surviving Corporation, until amended in accordance with applicable Law (as defined below). For purposes of this Agreement, (i) "LAW" or "LAWS" means any valid constitutional provision, statute, ordinance or other law (including common law), rule, regulation, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity (as defined below), as any of these may be in effect from time to time, and (ii) "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         (b) At the Effective Time, the Articles of Organization shall be amended to eliminate the Preferred Stock.

         SECTION 1.5 DIRECTORS. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by Law.

         SECTION 1.6 OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by Law.

         SECTION 1.7 CONVERSION OF SHARES. At the Effective Time, each share of Common Stock (each a "SHARE" and collectively the "SHARES"), issued and outstanding immediately prior to the Effective Time (including any associated Rights, but excluding any Dissenting Shares (as defined in Section 2.1 hereof) shall, by virtue of the Merger and without any action on the part of the Parent, Purchaser or the Company (other than actions contemplated by this Agreement) or on the part of the holder of such Share, cease to be outstanding and be converted into and exchanged for the right to receive four dollars and nintey-two cents ($4.92) in cash (the
"MERGER PRICE"), payable to the holder of such Share, without interest thereon, upon the surrender of the certificate formerly representing such Share.

         SECTION 1.8 NO SHARES HELD BY THE COMPANY. No Shares are or will at the Effective Time be held by the Company or any of its Subsidiaries, as treasury stock or otherwise.

         SECTION 1.9 CONVERSION OF PURCHASER'S COMMON STOCK. Each share of common stock, $0.01 par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for ninety thousand eight hundred ninety and sixty-four one-hundredths (90,890.64) shares of common stock of the Surviving Corporation.

         SECTION 1.10 STOCK OPTIONS. The Company shall not grant any options, warrants, conversion rights, redemption rights or other rights of any type to purchase or acquire Shares, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents on or after the date of this Agreement. Options to acquire Shares which are outstanding as of the Effective Time, as identified in Section 3.2(a) of the Disclosure Schedule (individually an "OPTION" and collectively "OPTIONS"), shall be treated as follows:

         (a) Each validly issued and outstanding Option as of the Effective Time which has an exercise price ("EXERCISE PRICE") less than the Merger Price (an "IN THE MONEY OPTION") shall be canceled in exchange for a cash payment equal to (i) the excess of the Merger Price over the Exercise Price of such In the Money Option times (ii) the number of Shares subject to such In the Money Option (the "OPTION SETTLEMENT PAYMENT"). At the Effective Time, each such In the Money Option shall no longer represent the right to purchase Shares, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment referred to above.

         (b) Each Option (other than a Warrant) which has an Exercise Price equal to or in excess of the Merger Price (an "UNDER WATER OPTION") shall, immediately upon the Effective Time be adjusted and converted (provided that no adjustment shall be made to the Exercise Price of any Under Water Option) so that the holder of such Under Water Option shall be entitled to receive, upon exercise of such Under Water Option and payment of the applicable Exercise Price, in lieu of each Share otherwise issuable thereunder, a cash payment equal to the Merger Price. At the Effective Time, each such Under Water Option shall no longer represent the right to purchase Shares, but in lieu thereof shall represent only the nontransferable right to receive, upon exercise and payment of the Exercise Price for such Under Water Option, the Merger Price.

         (c) The Company's Board of Directors (the "BOARD" or "BOARD OF DIRECTORS"), or the appropriate committee thereof, shall provide for the full and immediate vesting of all then-outstanding Options at the Effective Time. Except as provided in the immediately preceding sentence and except as necessary to effect the provisions of Section 1.10(b), on or after the date of this Agreement, the Board of Directors shall not make any changes to the terms and conditions of any outstanding Options.

         SECTION 1.11 WARRANTS. Each of the Company and Parent shall take all reasonable actions necessary to provide that, at the Effective Time, the warrant to purchase 156,322 shares of Common Stock dated August 31, 1998 and the warrant to purchase 187,000 shares of Common Stock dated April 27, 1999, each held by Fleet National Bank (individually a "Warrant" and collectively the "Warrants"), shall each be adjusted and converted (provided that no adjustment shall be made to the Exercise Price of either Warrant) so that the holder of such Warrant shall be entitled to receive, upon exercise of such Warrant and payment of the applicable Exercise Price, in lieu of each Share otherwise issuable thereunder, a cash payment equal to the Merger Price. At the Effective Time, each such Warrant shall no longer represent the right to purchase Shares, but in lieu thereof shall represent only the nontransferable right to receive, upon exercise and payment of the Exercise Price for such Warrant, the Merger Price.

         SECTION 1.12 FLEET CREDIT AGREEMENT. At the Effective Time, Parent will either (a) enter into an agreement with Fleet National Bank ("FLEET") to guarantee the repayment by the Surviving Corporation of all amounts outstanding under the Amended and Restated Credit Agreement between Fleet and the Company dated February 28, 2000, as amended on June 30, 2000 and September 30, 2000 (the "CREDIT AGREEMENT") or (b) cause the Surviving Corporation to repay all amounts outstanding under the Credit Agreement.

         SECTION 1.13 COMPANY ACTIONS. The Company represents that the Board of Directors at a meeting duly called and held has unanimously (i) approved the Merger, as provided in Section 78 of the Massachusetts BCL, (ii) determined that the Merger is fair to and in the best interests of the stockholders of the Company and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company. The Company further represents that Cochran, Caronia & Co. (the "FINANCIAL ADVISOR") has delivered to the Board its opinion to the effect that, as of the date of this Agreement, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Merger is fair to such holders from a financial point of view (the "FAIRNESS OPINION").

         SECTION 1.14  STOCKHOLDERS' MEETING.

         (a) The Company, acting through the Board, shall, in accordance with applicable Law, its Articles of Organization and its By-laws, duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement (the "STOCKHOLDERS' MEETING"). It is agreed that, except as required by fiduciary obligations under applicable Law, the Company and its Board shall not cancel, adjourn or postpone the Stockholders' Meeting without the prior written consent of Parent, provided that the Company may, in its sole discretion, adjourn or postpone the

Stockholders' Meeting if the Board determines that additional time is necessary or desirable to solicit and collect additional proxies from stockholders with respect to the Merger. Subject to the exercise of its fiduciary obligations in accordance with the provisions of Section 5.1, the Company's Board shall recommend approval of this Agreement and the Merger, shall not withdraw or modify such recommendation, and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing: (i) in the event that the Company's Board withdraws or modifies its recommendation, but this Agreement has not been terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i), the Company shall cause the Stockholders' Meeting to be convened and vote taken with respect to the Merger, and the Board shall communicate to the Company's stockholders its basis for such withdrawal or modification and (ii) in the event that this Agreement has been terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i), the Company shall not be obligated to cause the Stockholders' Meeting to be convened and vote taken with respect to the Merger.

         (b) In connection with the Stockholders' Meeting, the Company shall, subject to fiduciary obligations under applicable Law. (i) as soon as practicable after the execution of this Agreement, prepare and deliver to Parent a draft of a proxy statement relating to the Stockholders' Meeting containing the recommendation referred to in clause (iii) of Section 1.13 (the "PROXY STATEMENT"), cooperate with Parent to make such changes thereto as may be reasonably requested by Parent, file the Proxy Statement with the Securities and Exchange Commission ("SEC"), provide Parent and its counsel copies of any written comments the Company or its counsel may receive from the SEC with respect to the Proxy Statement and a summary of any such comments received orally promptly after the receipt thereof, permit Parent and its counsel to comment upon the Company's responses to such SEC comments (provided that Parent and its counsel must do so on a timely basis), and respond promptly to any such comments and use its reasonable efforts to cause the Proxy Statement to be cleared by the SEC and mailed to the Company's stockholders, and (ii) use its reasonable efforts to obtain the necessary approvals of this Agreement and the Merger by its stockholders.

         (c) Parent shall, and shall cause Purchaser to, in accordance with applicable Law:

         (i) provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and promptly correct any such information if and to the extent that any such information shall have become false or misleading in any material respect; and

         (ii) vote, or cause to be voted, all Shares owned by it or its Subsidiaries in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

         SECTION 1.15 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") will be held at 9:00 a.m. Eastern time at the offices of Rich, May, Bilodeau & Flaherty, P.C., 176 Federal Street, Boston, Massachusetts 02110 (or such other place as the parties may agree) on the date that is three
(3) business days after the business day on which the last of the conditions set forth in Section 6.1 is satisfied or duly waived, or at such other time as the parties may agree. Immediately following the Closing, the parties will cause the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts.

                                   ARTICLE II
                      DISSENTING SHARES; EXCHANGE OF SHARES

         SECTION 2.1 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have perfected any dissenters' rights provided under the Massachusetts BCL, if applicable (the "DISSENTING Shares"), shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 1.7 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the Massachusetts BCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 1.7 of this Agreement, without any interest thereon.

         SECTION 2.2  EXCHANGE OF SHARES.

         (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent will take all steps necessary to enable and cause the Purchaser to deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 1.7 on a timely basis.

         (b)   (i)  Promptly after the Effective Time, the Surviving
Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor, in each case customary for transactions such as the Merger.

         (ii) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 1.7 hereof (less any required withholding taxes) for the Shares represented by such Certificate, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing Shares held by Parent or any wholly owned Subsidiary of Parent and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 1.7 hereof (less any required withholding taxes) for the Shares represented by such Certificate, without any interest thereon.

         (iii) If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (A) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (B) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (C) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the Shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

         (c) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided in Section 1.7 hereof (less any required withholding taxes) for the Shares represented by such Certificates in accordance with the procedures set forth in this Article II.

         (d) Any portion of the funds deposited with the Exchange Agent pursuant to Section 2.2(a) that remains unclaimed by the stockholders of the Company for one year after the Effective Time (including any interest received on such funds) shall be paid to Parent upon demand. Any stockholders of the Company who have not theretofore complied with Section 2.2(b) shall thereafter look only to the Surviving Corporation or the Parent (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable Law.

         SECTION 2.3 EXCHANGE OF IN THE MONEY OPTIONS. Promptly after the Effective Time, the Surviving Corporation shall deliver to each record holder of an In the Money Option a letter advising the holder that each In the Money Option held by such holder has been cancelled as of the Effective Time in exchange for the Option Settlement Payment and including instructions as to how such holder may receive the Option Settlement Payment promptly after the Effective Time.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed to Parent and Purchaser in a schedule delivered to them upon the execution of this Agreement (the "DISCLOSURE SCHEDULE") with respect to matters specifically set forth in this Article III, the Company represents and warrants to each of Parent and Purchaser as follows. For purposes of this Agreement:

         "MATERIAL ADVERSE EFFECT" means (A) any change, effect, matter, event, occurrence or circumstance that has or would reasonably be expected to have a material adverse effect on (i) the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement, other than any such changes, effects, matters, events, occurrences or circumstances (x) specifically referred to in the Disclosure Schedule or (y) generally affecting the United States economy, (B) the receipt, after the date of this Agreement, by the Company's Disability Reinsurance Management Services, Inc. ("DRMS") Subsidiary, of a written notice or notices that one or more of its customers or clients (other than any client or customer set forth under "Excluded Contracts" on Schedule 3.12) intends, prior to December 31, 2002, to terminate (including termination as the result of non-renewal of a Contract upon its expiration in accordance with its terms) its Contract with DRMS, such that the aggregate gross revenues under all such terminated Contracts had, prior to termination, been reasonably projected by the Company to exceed three million dollars ($3,000,000) during the twelve (12) month period after the respective effective dates of their termination, or (C) the receipt, after the date of this Agreement, by the Company or any Subsidiary other than DRMS, of a written notice or notices that one or more of its customers or clients (other than any client or customer set forth under "Excluded Contracts" on Schedule 3.12) intends, prior to December 31, 2002, to terminate (including termination as the result of non-renewal of a Contract upon its expiration in accordance with its terms) its Contract with the Company or such Subsidiary, such that the aggregate gross revenues under all such terminated Contracts had, prior to termination, been reasonably projected by the Company to exceed three million dollars ($3,000,000) during the twelve (12) month period after the respective effective dates of their termination.

         "SUBSIDIARY" means, as to any Person (as defined below), any entity:
(i) in the case of a corporation, of which at least twenty percent (20%) of the outstanding shares of voting stock is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries or (ii) in the case of a limited liability company, partnership or joint venture, in which such Person or a Subsidiary of such Person is a managing member, general partner or joint venturer or of which at least twenty percent (20%) of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

         "PERSON" means any individual, corporation, company, voluntary association, limited liability company, partnership, joint venture, trust, unincorporated organization or other entity.

         "KNOWLEDGE" with respect to the Company or its Subsidiaries (including references to the Company or its Subsidiaries being aware of a particular matter) shall mean those facts that are known or should reasonably have been known by the Chairman & Chief Executive Officer, President & Chief Operating Officer, Executive Vice Presidents, Chief Financial Officer, Chief Accounting Officer and in-house counsel of the Company; the General Manager of Peer Review Analysis; and the President of SSDC Corp, in each case after such inquiry as is reasonable in connection with the Merger and with the performance of his or her duties and responsibilities as an officer of the Company or any Subsidiary.

         SECTION 3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Section 3.1 of the Disclosure Schedule lists all Subsidiaries of the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, which is set forth in Section 3.1 of the Disclosure Schedule, except where the failure to be so organized, existing and in good standing could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have all necessary corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified to do business as foreign corporations in all jurisdictions in which the character of their properties or the nature of their business requires qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule lists the current directors and executive officers of the Company and each of the Company's Subsidiaries. True, correct and complete copies of the Articles of Organization, By-laws and minute books of the Company as in effect on the date hereof have been delivered or made available to Parent. True, correct and complete copies of the charter, by-laws and other similar governing documents, minute books and stock ledger of each of the Company's Subsidiaries as in effect on the date hereof have been delivered or made available to Parent.

         SECTION 3.2  CAPITALIZATION.

         (a) On the date hereof, the authorized capital stock of the Company consists solely of (i) 30,000,000 shares of Common Stock and (ii) 500,000 shares of Preferred Stock. As of the date hereof, (A) 9,089,064 shares of Common
Stock were issued and outstanding, all of which shares are duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights and none are held in treasury, (B) 2,198,486 shares of Common Stock would be issuable upon exercise of outstanding Options (both vested and unvested), (C) 343,322 shares of Common Stock would be issuable upon exercise of the Warrants, and (D) no shares of Preferred Stock were outstanding and none are held in treasury. Section 3.2(a) of the Disclosure Schedule sets forth a true, correct and complete list of the Options and Warrants outstanding as of the date of this Agreement, including for each Option and Warrant the name of the holder, the Exercise Price, the number of shares issuable upon exercise, the grant date, the applicable vesting or exercise date and the expiration date. Except for the Options, the Warrants and the Rights (as defined in Section 3.17(a)) and as set forth above in this Section 3.2(a), there are no shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements obligating the Company to issue, transfer, redeem, convert, encumber or sell any of its securities or any right convertible into any of its securities. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or past stockholders of the Company, and none of such shares has been issued in violation of any applicable securities or other Laws, in each case as in effect at the time of such issuance. There is no outstanding or continuing obligation of the Company or any of its Subsidiaries to issue any capital stock or pay any amount of cash or other assets under the Capital Stock Purchase Agreement by and among the Company, Disability Reinsurance Management Services, Inc., and Michael D. Lachance, James T. Fallon, Lisa O. Hanson, David
C. Mitchell and David K. Rich, dated August 31, 1998.

         (b) For each of the Company's Subsidiaries, Section 3.2(b) of the Disclosure Schedule sets forth the type and number of shares of capital stock authorized and issued and outstanding as of the date of this Agreement. All of such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a wholly owned Subsidiary of the Company, and, except as set forth in Section 3.2(b) of the Disclosure Schedule, are free and clear of any Lien, as defined herein.

         (c) Except for the Voting Agreement, there are no agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

         SECTION 3.3 AUTHORITY. The Company has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the Company's consummation of the Merger and the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to approval of the Merger by holders of a two-thirds of the issued and outstanding Shares entitled to vote thereon, which is the only stockholder vote required for approval of this Agreement and the consummation of the Merger by the Company. This Agreement has been duly executed and delivered by, and is a legal, valid and binding obligation of, the Company enforceable against the Company in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or the discretion of the court before which proceedings therefor may be brought. The Board has unanimously: (a) approved this Agreement and the Merger; (b) determined that the Merger and the transactions described in this Agreement are in the best interests of the Company and its stockholders;

(c) determined that the consideration to be received by the holders of Shares is fair from a financial point of view; and (d) resolved to recommend approval of the Merger and adoption of this Agreement by the Company's stockholders.

         SECTION 3.4 NO DEFAULT; EFFECT OF AGREEMENT. Except as set forth in
Section 3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the Company's consummation of the Merger and other transactions described herein will not (i) violate the charter, bylaws or other similar governing document of the Company or any Subsidiary, (ii) violate any applicable Law, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (iii) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any Permit (as defined in Section 3.8 hereof), except for such breaches, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (iv) violate, conflict with, result in the breach of or default under (or with notice, lapse of time, or both would result in such a breach or default), result in any modification of, provide the other contracting party the right to terminate or materially amend, require the other contracting party to receive notice of or consent to the assignment or continuation of, or cause the acceleration of rights or obligations under, any agreement, lease, note, mortgage, arrangement, commitment, contract, indenture, plan, understanding, undertaking or other obligation ("CONTRACT") other than such breaches, violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (v) violate any Order against or binding upon the Company or any of its Subsidiaries, or (vi) violate any agreement with, or condition imposed by, any Governmental Entity specifically upon the Company or any of its Subsidiaries. Except (A) filings which may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the filing of the Articles of Merger with the Secretary of State of Massachusetts, (C) the filing of the definitive Proxy Statement with the SEC, (D) post-Closing written notices to states whose Permits regulate the activities of the Company or a Subsidiary and (E) as otherwise set forth in Section 3.4 of the Disclosure Schedule, the consummation by the Company of the Merger will not require the consent or approval of or filing by the Company or any Subsidiary with any third party or any Governmental Entity.

         SECTION 3.5  FINANCIAL STATEMENTS; SEC REPORTS.

         (a) Since January 1, 1998, the Company has filed with the SEC all materials required to be filed by it pursuant to the federal securities Laws (collectively, the "SEC FILINGS"). The Company has made available to Parent true, correct and complete copies of all SEC Filings made to date and will provide Parent with copies of all SEC Filings to be made after the date hereof simultaneously with the filing thereof. Except as set forth in Section 3.5(a) of the Disclosure Schedule, the SEC Filings (i) complied and will comply in all material respects with the applicable requirements of the federal securities Laws and (ii) did not and will not (as of their respective filing dates, mailing dates or effective dates, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to make any SEC filings.

         (b) The audited and unaudited consolidated financial statements of the Company included in the SEC Filings complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the respective periods then ended in conformity with generally accepted accounting principles applied consistently throughout the periods, except (i) as stated in such financial statements or notes thereto and (ii) subject, in the case of the unaudited financial statements, to normal year-end audit adjustments.

         SECTION 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Filings or in Section 3.6 of the Disclosure Schedule, since December 31, 1999, (i) there has not been any Material Adverse Effect and (ii) the Company and its Subsidiaries have not taken any action which, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided in Sections 5.3(c)(i), (iii), (viii), (ix) and (xi).

         SECTION 3.7 COMPLIANCE WITH LAW; LITIGATION. The businesses of the Company and its Subsidiaries have been conducted in compliance in all material respects with all applicable Laws. Section 3.7 of the Disclosure Schedule lists all suits, actions, causes of actions (whether at law or in equity), arbitrations, claims, complaints, administrative and similar proceedings, and criminal prosecutions and investigations ("LITIGATION") pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties.
Schedule 3.7 of the Disclosure Schedule also lists all decrees, injunctions, judgments, order, awards, assessments, rulings and writs ("ORDERS") outstanding against the Company or any of its Subsidiaries. Except as described in the SEC Filings or as reflected in Section 3.7 of the Disclosure Schedule, there is no Litigation pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; nor is there any Order outstanding against the Company or any of its Subsidiaries which could reasonably be likely to result in a Material Adverse Effect.

         SECTION 3.8 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company and its Subsidiaries hold all federal, state, local and foreign governmental licenses, approvals permits, franchises, authorizations, consents, certificates of authority, or orders, or any waivers of the foregoing (collectively, "PERMITS") required to own, lease or operate their respective properties and assets and to conduct their respective businesses as now conducted, and all Permits are valid and in full force and effect, except where the failure to hold or maintain such Permits would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.8 of the Disclosure Schedule, since January 1, 1998, the Company has not received any notification or communication from any Governmental Entity (i) asserting that the Company or any Subsidiary is not in compliance with any of the Laws or Orders which such Governmental Entity enforces, (ii) threatening to revoke any Permits, or (iii) requiring the Company or any Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board of Directors' resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         SECTION 3.9 BROKERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or its Subsidiaries or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement or the consummation of the Merger, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the consummation of the Merger, except that (a) the Financial Advisor has been retained as financial advisor to the Company, pursuant to arrangements that have been disclosed in writing to Parent and Purchaser prior to the execution of this Agreement, and as to whose fees, commissions, expenses and other charges the Company shall have full responsibility and (b) if and only if the Closing occurs on or before May 5, 2001, the Company will be obligated to pay fees to SG Cowen Securities Corporation pursuant to arrangements that have been disclosed in writing to Parent and Purchaser prior to the execution of this Agreement, and as to which fees the Company shall have full responsibility.

         SECTION 3.10  EMPLOYEE AGREEMENTS AND BENEFITS.

         (a) Section 3.10 of the Disclosure Schedule contains a true, complete and correct list of the names of each employee and consultant of the Company and
(i) the current annual rate of regular compensation and (ii) all bonuses or anticipated bonuses paid or payable by the Company not otherwise described in item (b) below (including payments which are not reflected on the records of the Company to each such employee and consultant), exclusive of employees or consultants that in an individual case were paid $10,000 or less in the preceding twelve months. Except as set forth in Section 3.10 of the Disclosure Schedule, employment of all employees of the Company and its Subsidiaries is terminable at will by such employer without any penalty or severance obligation.

         (b) Section 3.10 of the Disclosure Schedule lists any and all employment, bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, vacation, insurance, material consulting or other employee benefit arrangements, trusts, plans, funds, or other arrangements, in each case as currently in effect, for the benefit or welfare of any current, former or retired director, officer, or employee of the Company or any of its Subsidiaries (each an "EMPLOYEE BENEFIT PLAN" and collectively "EMPLOYEE BENEFIT PLANS"), true, correct and complete copies of which have been delivered to Parent.

         (c) In connection with any of the Employee Benefit Plans listed in
Section 3.10 of the Disclosure Schedule, there have not been any "prohibited transactions" within the meaning of Section 406(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "reportable events" within the meaning of Section 4043(b) of ERISA. All reports and filings required with respect to such Employee Benefit Plans pursuant to state or federal Law have been timely filed.

         (d) Except as listed in Section 3.10 of the Disclosure Schedule, the Company does not and never has sponsored a defined benefit plan within the meaning of Section 3(35) of ERISA. Except as listed in Section 3.10 of the Disclosure Schedule, none of the Subsidiaries or ERISA Affiliates (as defined in subsection (h) below) of the Company, nor any corporation that has been merged into the Company, has sponsored a defined benefit plan within the meaning of
Section 3(35) of ERISA at any time in the last five years. Except as listed in
Section 3.10 of the Disclosure Schedule, the Company does not and never has contributed to or been required to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as listed in Section 3.10 of the Disclosure Schedule, none of the Subsidiaries or ERISA Affiliates of the Company, nor any corporation that has been merged into the Company, has contributed to or been required to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA at any time in the last five years. Except as listed in Section 3.10 of the Disclosure Schedule, all employer contributions that were required to be made to all defined contribution plans of the Company or any of its ERISA Affiliates have been made within the time required by Law. Except as listed in Section 3.10 of the Disclosure Schedule, all employee contributions to any defined contribution plan sponsored by the Company or any of its ERISA Affiliates, including contributions in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended (the "CODE"), have been deposited to the appropriate plans within the time required by Law in accordance with regulations issued by the Secretary of Labor.

         (e) Except as listed in Section 3.10 of the Disclosure Schedule, with respect to all Employee Benefit Plans sponsored by the Company and any of its ERISA Affiliates, all 5500 forms, Summary Plan Descriptions, Summaries of Material Modifications and summary annual reports have been filed or furnished to employees as required and within the time required by Law, and all other reporting and disclosure requirements have been met, including, but not limited to: enrollment and annual notices required by the Women's Health and Cancer Rights Act; notices required by the Health Insurance Portability and Accountability Act; notices required by the Consolidated Omnibus Budget Reconciliation Act ("COBRA"); and disclosures required by the Family Medical Leave Act.

         (f) Except as listed in Section 3.10 of the Disclosure Schedule, with respect to all Employee Benefit Plans sponsored by the Company and any of its ERISA Affiliates, there have been no events that could result in the disqualification of such plan. With respect to all Employee Benefit Plans sponsored by the Company and any of its ERISA Affiliates, there are no claims outstanding (other than ordinary claims for benefits), and no pending or threatened litigation. No Employee Benefit Plan sponsored by the Company or any of its ERISA Affiliates is currently under audit or investigation by any federal agency, including the Internal Revenue Service, the Department of Labor, and the Pension Benefit Guaranty Corporation. All premiums, fines, penalties, excise taxes and similar amounts owed to any federal agency, including the Internal Revenue Service, the Department of Labor, and the Pension Benefit Guaranty Corporation, with respect to any Employee Benefit Plan sponsored by the Company or any of its ERISA Affiliates, have been paid. All extraordinary or unusual amounts required to be contributed to any Employee Benefit Plan sponsored by the Company or any of its ERISA Affiliates, as a result of any agreement or settlement with any federal agency, including the Internal Revenue Service, the Department of Labor, and the Pension Benefit Guaranty Corporation, have been contributed.

         (g) Except as listed in Section 3.10 of the Disclosure Schedule, the Company has incurred no obligation to continue medical benefits to any employee following termination of employment beyond the time required by accordance with COBRA. The Company and all of its ERISA Affiliates are in full compliance with COBRA requirements with respect to notification and continuation of coverage to terminated employees.

         (h) For purposes of this Section 3.10, the term "ERISA AFFILIATE" shall mean any corporation, partnership or other business entity that is considered to be the same employer as the Company or part of the Company's Controlled Group of Corporations or Affiliated Service Group or under common control with the Company under Sections 414(b), (c) or (m) of the Code.

         (i) Except as set forth in Section 3.10 of the Disclosure Schedule or as expressly provided for in this Agreement, the consummation of the Merger will not (i) entitle any current or former employee, officer or director of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment, including any severance benefit provided for under Section 183 of Chapter 149 of the General Laws of the Commonwealth of Massachusetts, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director, or (iii) result in any breach or violation of, or default under, of the Employee Benefit Plans listed on Schedule 3.10 of the Disclosure Schedule.

         SECTION 3.11 FAIRNESS OPINION. The Company has received from the Financial Advisor, and provided to Parent, an executed copy of the Fairness Opinion. The Company has been authorized by the Financial Advisor to include the Fairness Opinion in the Proxy Statement and has not been notified by the Financial Advisor that the Fairness Opinion has been withdrawn or modified.

         SECTION 3.12 MATERIAL CONTRACTS. Except as set forth in Section 3.12 of the Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any Material Contract (as defined below). True, correct and complete copies of the Material Contracts, including all amendments and supplements thereto, have been made available to Parent. Except as set forth in Section 3.12 of the Disclosure Schedule: (a) each Material Contract is in full force and effect and is valid, binding and enforceable upon the Company or the applicable Subsidiary, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or the discretion of the court before which proceedings therefor may be brought, and, subject to obtaining any required consents of the counterparties thereto will continue to be following the Effective Time; (b) the Company or the applicable Subsidiary has performed all its material obligations thereunder to the extent that such obligations have accrued; (c) neither the Company nor the applicable Subsidiary has repudiated or waived any provision of any Material Contract; and (d) no breach or default by the Company, any of its Subsidiaries or, to the Knowledge of the Company and its Subsidiaries, any other party or obligor with respect thereto has occurred or as a result of this Agreement or the Merger will occur. Except as described in Section 3.12 of the Disclosure Schedule, consummation of the Merger will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate any obligation of, the Company or any of its Subsidiaries under any Material Contract except where such termination, modification or acceleration would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "MATERIAL CONTRACT" means any Contract that (i) after December 31, 2000 obligates the Company or any of its Subsidiaries to pay an amount of $100,000 or more annually, or entitles the Company or any of its Subsidiaries to receive an amount of $300,000 or more annually; (ii) requires or could require any severance or retention payments to employees of the Company or its Subsidiaries; (iii) contains any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries or, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries, to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries; or (iv) is otherwise required to be described in or filed as an exhibit to the SEC Filings.

         SECTION 3.13 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth in
Section 3.13 of the Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to or other legal right to use all of its respective properties and assets reflected on the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1999 prepared in accordance with generally accepted accounting principles (the "BALANCE SHEET") or acquired after the date thereof (excluding Intellectual Property which is covered in Section 3.14), except for properties and assets disposed of since December 31, 1999 in the ordinary course of business. Except as set forth in Section 3.13 of the Disclosure Schedule, none of such properties or assets are subject to any Lien except (i) statutory Liens for taxes not yet delinquent or the validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with generally accepted accounting principles, (ii) materialmen's or similar Liens arising in the ordinary course of business securing accrued obligations not yet due and payable and which, individually or in the aggregate, would not be material to any of the Company or its Subsidiaries, and (iii) any minor imperfection of title that does not materially interfere with the present use or continuation of such present use in the businesses of the Company and its Subsidiaries. All tangible properties used in the businesses of the Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practices. To the Knowledge of the Company and its Subsidiaries, (A) the properties currently owned or operated by the Company or any of its Subsidiaries are not contaminated with any Hazardous Substances; (B) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (C) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (D) neither the Company nor any of its Subsidiaries has been responsible for any release or threat of release of any Hazardous Substance; (E) neither the Company nor any of its Subsidiaries is subject to any Orders or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Law relating to Hazardous Substances; and (F) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company or any of its Subsidiaries pursuant to any Law relating to Hazardous Substances; provided, however, that the use of cleaning solutions, printer or copier toner or other materials typically used in the operation of business offices shall be deemed not to constitute a breach of this Section 3.13. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, infringement, charge, security interest, restriction, adverse right or intent or encumbrance of any kind whatsoever in respect of such asset. "HAZARDOUS SUBSTANCE" means any substance that is: (1) listed, classified or regulated pursuant to any Law relating to pollution or protection of human health or the environment; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Government Entity pursuant to any Law relating to pollution or protection of human health or the environment.

         SECTION 3.14  INTELLECTUAL PROPERTY.

         (a) Section 3.14 of the Disclosure Schedule lists all of the Intellectual Property (as hereinafter defined) that is used by the Company or any of its Subsidiaries in the conduct of their businesses, and indicates for each item whether it is owned, leased or licensed by the Company or the applicable Subsidiary. The Company and its Subsidiaries own or have the legally enforceable right (except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or the discretion of the court before which proceedings therefor may be brought) to use all Intellectual Property utilized in connection with their businesses as presently conducted. Except as disclosed in Section 3.14 of the Disclosure Schedule, (i) there are no claims pending or, to the Knowledge of the Company and its Subsidiaries, threatened alleging that the Company or any of its Subsidiaries is or has been in violation of any Contract governing the Company's use of the Intellectual Property, is or has otherwise been infringing on the rights of any third party with respect to the Intellectual Property, or otherwise challenging the ownership rights or the rights of the Company or its Subsidiaries to use the Intellectual Property; (ii) the Company and its Subsidiaries have no Knowledge of any valid grounds for any such bona fide claims; (iii) to the Knowledge of the Company and its Subsidiaries, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries; and (iv) the Company and its Subsidiaries have not received any written notice to the effect that the use of the Intellectual Property by the Company or its Subsidiaries conflicts with any Intellectual Property rights of any Person. Except as disclosed in
Section 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to pay any recurring royalties to any Person with respect to any Intellectual Property.

         (b) As used in this Agreement, the term "INTELLECTUAL PROPERTY" means
(i) copyrights (including, without limitation, the right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works in any format or media), patents, trade marks, service marks, service names, Internet domain names, computer software (other than computer software with license fees of $1,000 or less per user), logos, trade names, trade secrets, algorithms, trade dress and other proprietary rights, and all applications, registrations, renewals, divisions, continuations, continuations-in-part, reissues, additions and extensions thereof, regardless of whether any of such rights arise under the Laws of the United States or any other state, country or jurisdiction; (ii) rights or interests protected by non-statutory or common law evidenced by or embodied in any idea, design, concept, process, technology, invention, discovery, enhancement, improvement or information and data which is not generally known, (including formulae, procedures, protocols, techniques and results of experimentation and testing) that is necessary or useful, regardless of patentability, including but not limited to, trade secrets, and know-how; and (iii) all appurtenances related to, and derivatives of any of the foregoing.

         SECTION 3.15  TAX MATTERS.

         (a) Except as set forth in Section 3.15 of the Disclosure Schedule, the Company has paid, or the most recent financial statements in the SEC Filings contain adequate provision for, all material Company Taxes (as defined herein) for the taxable period ended on the date of such financial statements in the SEC Filings and all fiscal periods of the Company and its Subsidiaries prior thereto. Except as set forth in Section 3.15 of the Disclosure Schedule, all Tax Returns (as defined herein) required to be filed with respect to Company Taxes under federal, state, local or foreign Laws by the Company or any Subsidiary have been timely filed (taking into account any extensions of time for filing such Tax Returns), and, at the time filed, were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has timely paid all Company Taxes due and payable, and there are no material outstanding deficiencies for any Company Taxes proposed, asserted or assessed against the Company or any of its Subsidiaries which are not provided for in the financial statements included in the SEC Filings (other than those which are being contested in good faith and either for which adequate reserves have been established or the amounts are immaterial). Neither the Company nor any of its Subsidiaries have executed an extension or waiver of any statute of limitations on the assessment or collection of any Company Tax due that is currently in effect. Deferred Taxes of the Company and its Subsidiaries have been provided for in the most recent financial statements included in the SEC Filings in accordance with generally accepted accounting principles. The Company and each of its Subsidiaries has properly accrued in all material respects all Company Taxes for periods subsequent to the periods covered by the Tax Returns filed by the Company or any such Subsidiary. The Company has made available true, correct and complete copies of all such Tax Returns to Parent. Except as set forth in Section 3.15 of the Disclosure Schedule, no action, audit, examination, suit or other proceeding is pending or, to the Knowledge of the Company and its Subsidiaries, threatened by any Governmental Entity for assessment or collection from the Company or any of its Subsidiaries of any Company Taxes, no unresolved claim for assessment or collection of any Company Taxes has been asserted against the Company or any of its Subsidiaries (other than those for which adequate reserves have been established, which are being contested in good faith or are immaterial), and all resolved assessments of the Company Taxes have been paid or are reflected in the financial statements included in the SEC Filings.

         (b) Except as disclosed in Section 3.15 of the Disclosure Schedule, neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

         (c) All Company Taxes that the Company and its Subsidiaries are required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper taxing authorities to the extent due and payable.

         (d) The Company and its Subsidiaries have never been members of any consolidated group for income tax purposes other than the consolidated group of which the Company is the common parent; and the Company and its Subsidiaries are not parties to any tax sharing agreement or arrangement, other than with each other.

         (e) No liens for Company Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Company Taxes not yet due or payable or that are being contested in good faith;

         (f) There is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no taxing authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Company Taxes.

         (g) The Company is not bound by any currently effective private ruling specifically addressed to or binding the Company, closing agreement or similar agreement with any taxing authority relating to a material amount of Company Taxes.

         (h) The Company shall not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local tax Law.

         (i) Immediately following the Merger, the Company will not have any material amount of income or gain that has been deferred under Treasury Regulation Section 1.1502-13, or any material excess loss account in a Subsidiary under Treasury Regulation Section 1.1502-19.

         (j) The Company is not a "consenting corporation" within the meaning of
Section 341(f) of the Code.

         (k) As used in this Agreement, (i) "COMPANY TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, on the Company or any of its Subsidiaries and (ii) "TAX Return" shall mean any return or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Company Taxes.

         (l) All of the income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Company Tax liability has expired, for all taxable periods through and including the period ending on December 31, 1996.

         SECTION 3.16 TAKEOVER STATUTES. The Company has taken all actions necessary such that no "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "TAKEOVER STATUTE") including Chapters 110C-110F of the Massachusetts General Laws, applicable to the Company or any of its Subsidiaries, and no restrictive provision of any applicable antitakeover provision in the governing documents of the Company or its Subsidiaries, is or at the Effective Time will be applicable to the execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the Merger, the Voting Agreement or the transactions described herein or therein.

         SECTION 3.17  RIGHTS AGREEMENT.

         (a) The Company has taken all actions necessary such that, for all purposes under the Shareholder Rights Agreement, dated as of September 21, 1999 between the Company and State Street Bank and Trust Company, as Rights Agent, as amended (the "RIGHTS AGREEMENT"), Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement), a Triggering Event (as defined in the Rights Agreement) shall not be deemed to occur, and the rights issuable pursuant to the Rights Agreement (the "RIGHTS") will not separate from the Shares, as a result of Parent's entering into this Agreement, the Voting Agreement, the Merger and/or the other transactions contemplated herein or therein.

         (b) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time,
(i) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (ii) the holders of Rights will have no rights under the Rights or the Rights Agreement, in either case as a result of the execution by the Company of this Agreement.

         SECTION 3.18 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor its Subsidiaries has any debts, liabilities or obligations, whether accrued, absolute or contingent, whether due or to become due, which would have been required to be disclosed by the Company or applicable Subsidiary by generally accepted accounting principles, other than (i) as set forth in Section 3.18 of the Disclosure Schedule, or (ii) as reserved against or otherwise reflected in the consolidated balance sheets of the Company, included in the Financial Statements included in the SEC Filings or reflected in the notes thereto. Neither the Company nor its Subsidiaries has incurred or paid any liability since December 31, 1999, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 3.18 of the Disclosure Schedule, neither the Company nor its Subsidiaries are directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability or any Person for any amount in excess of $50,000.

         SECTION 3.19 LABOR RELATIONS. Except as set forth in Section 3.19 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association and, to the Company's Knowledge, no attempt to organize any of their employees has been made or is pending, (ii) since January 1, 1998, neither the Company nor any of its Subsidiaries has had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against them by any employee,
(iii) since January 1, 1998, no state wage and hour department investigations have been made of the Company or any of its Subsidiaries with respect to employees, (iv) since January 1, 1998, there has not been any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees, or any lockouts, strikes, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries, or, to the Company's Knowledge, any threats thereof by or with respect to any employees, and (v) no unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board or any similar Governmental Entity.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Each of Parent and Purchaser represents and warrants to the Company as follows:

         SECTION 4.1 ORGANIZATION. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent and Purchaser have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified to do business as foreign corporations in good standing in all jurisdictions in which the character of their properties or the nature of their business requires qualification except where the failure to be so qualified would not have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

         SECTION 4.2 AUTHORITY. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Purchaser and Parent's and Purchaser's consummation of the Merger have been duly authorized by all necessary corporate action on of the part of Parent and Purchaser, respectively, and no other corporate proceedings on either of their part are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Merger. This Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or the discretion of the court before which proceedings therefor may be brought.

         SECTION 4.3 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the Merger by Parent or Purchaser will not constitute a breach or violation of or a default under (i) the Articles of Incorporation or the Bylaws of Parent or Purchaser, (ii) any applicable Law, (iii) any Permit issued by a Governmental Entity or otherwise, or (iv) any indenture, agreement or instrument of Parent or Purchaser or to which Parent or Purchaser or any of their respective properties is subject, other than such breaches, violations or defaults which would not have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby. Except as may be required under the HSR Act, the consummation by Parent and Purchaser of the Merger will not require the consent or approval of or filing by Parent or Purchaser with any third party or any Governmental Entity.

         SECTION 4.4 FINANCING. Prior to the Effective Time, Purchaser will have all funds necessary to consummate the Merger and all other transactions contemplated hereunder.

         SECTION 4.5 BROKERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Parent or Purchaser or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement or the consummation of the Merger, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the Merger or such transactions.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.1  NO SOLICITATION.

         (a) Effective upon the execution and delivery of this Agreement, the Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal prior to the execution of this Agreement.

         (b) The Company and its Subsidiaries will not, and will cause their respective officers, directors, employees, affiliates and investment bankers, attorneys or other advisors or agents retained by or acting on behalf of the Company or any of its Subsidiaries (collectively, the "REPRESENTATIVES"), as applicable, not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined below), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, (iii) except as permitted below, enter into any letter of intent or similar document or any Contract with respect to any Acquisition Proposal or approve, resolve to approve or recommend any Acquisition Proposal or (iv) except as permitted below, participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal (other than the transactions contemplated hereby).

         (c) Notwithstanding the foregoing, in response to any Acquisition Proposal which has not been solicited in violation of Section 5.1 (a) or (b), the Company may furnish information concerning its business, properties or assets to the Person (a "POTENTIAL ACQUIROR") making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (i) the Board concludes in good faith, after consultation with its financial advisors, that such Person is reasonably capable of consummating such Acquisition Proposal, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and that such Acquisition Proposal could reasonably be expected to result in a Superior Offer (as defined below), (ii) the Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws of the Commonwealth of Massachusetts, (iii) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, (B) provides Parent with a copy of any written offer (or if such offer is not in writing, a written summary of the terms thereof) and all other materials received by the Company, its Subsidiaries or Representatives in connection therewith, (C) receives from such Person an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of that certain confidentiality agreement between the Company and Parent, dated as of September 26, 2000 (the "CONFIDENTIALITY AGREEMENT"), and (D) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company will keep Parent fully informed of amendments or proposed amendments to, any such Acquisition Proposal. In addition to the foregoing, the Company shall provide Parent with at least two business days prior written notice of a meeting of the Board at which meeting the Board is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

         (d) The Board of Directors of the Company (i) shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, such Board of Directors determines in good faith, based on advice of outside legal counsel, that such Acquisition Proposal is a Superior Offer and the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable Laws of the Commonwealth of Massachusetts.

         (e) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any bona fide offer, proposal or indication of interest, whether in writing or otherwise, made by a third party for a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any Subsidiary, or any proposal, offer or indication of interest to acquire in any manner, directly or indirectly, more than (i) ten percent (10%) of the assets of the Company or (ii) five percent (5%) of the outstanding equity of the Company.

         (f) The term "SUPERIOR OFFER" means an Acquisition Proposal that the Board of Directors determines in good faith (i) is more favorable to the Company's stockholders from a financial point of view than the Merger and the Potential Acquiror making such Acquisition Proposal has demonstrated that any necessary financing has been obtained or, in the reasonable judgment of the Company's financial advisor, such Potential Acquiror is reasonably likely to obtain such financing, (ii) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into accounting, legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and (iii) after consultation with its financial advisor and based upon the advice of outside legal counsel and such other matters as the Board of Directors deems relevant, after considering applicable provisions of state law, that failure to approve such Acquisition Proposal could reasonably be expected to result in a breach of its fiduciary duties under applicable Law.

         SECTION 5.2 APPRAISAL RIGHTS. The Company shall not settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Parent or Purchaser.

         SECTION 5.3 CONDUCT OF BUSINESS OF THE COMPANY. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in advance in writing, and except as otherwise expressly contemplated by this Agreement or set forth in Section 5.3 of the Disclosure Schedule):

         (a) The Company's and its Subsidiaries' businesses shall be conducted only in the ordinary course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or to enter into or engage in new lines of business without Parent's prior written approval).

         (b) To the extent consistent with (a) above, the Company shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates.

         (c) Without limiting the generality of the foregoing subsections (a) and (b):

         (i) Neither the Company nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its or such Subsidiary's capital stock of any class (except that the Company may issue shares of its Common Stock upon the exercise of any of the Options or Warrants upon receipt of the applicable Exercise Price therefor and otherwise in accordance with all terms and conditions thereof); (B) amend its or such Subsidiary's Articles of Organization, By-Laws or other similar governing documents, or amend, modify or terminate the Rights Agreement (other than amendments or modifications to the Rights Agreement to permit the Company to comply with its obligations under this Agreement); (C) split, combine, reorganize or reclassify its or such Subsidiary's outstanding shares of capital stock; (D) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends paid to the Company by its wholly owned Subsidiaries); or (E) purchase, redeem or otherwise acquire, any shares of its or such Subsidiary's capital stock or any securities convertible into or exchangeable or exercisable for any shares of its or such Subsidiary's capital stock.

         (ii) Neither the Company nor any of its Subsidiaries shall merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person.

         (iii) Neither the Company nor any of its Subsidiaries shall (A) other than in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber or subject to any Lien any of its respective property or assets (including capital stock of any of its Subsidiaries held by the Company); (B) incur, increase or modify any indebtedness, other than (I) trade payables incurred in the ordinary course of business, (II) borrowings under the Credit Agreement in the ordinary course of business or (III) other short term indebtedness incurred in the ordinary course of business not exceeding one million dollars ($1,000,000) in the aggregate; or
(C) except as set forth in Section 5.3 of the Disclosure Schedule, make, authorize or commit for any capital expenditures, including entering into capital lease obligations, other than in amounts not exceeding $250,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person.

         (iv) Neither the Company nor any of its Subsidiaries shall (A) grant any increase in fees, benefits, salary, bonuses or other compensation to any employees, officers or directors of the Company or any of its Subsidiaries, except as expressly set forth in Section 5.3 of the Disclosure Schedule; (B) pay any severance or termination pay or any bonus except as expressly set forth in
Section 5.3 of the Disclosure Schedule; (C) enter into or amend any severance agreements with employees, officers or directors of the Company or any of its Subsidiaries; or (D) enter into or amend any employment contract between the Company or any of its Subsidiaries and any Person (unless such amendment is required by Law) that neither the Company nor such Subsidiary has the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time.

         (v) Except as expressly set forth in Section 5.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall (A) adopt any new Employee Benefit Plan; (B) terminate (except as set forth in Section 5.14) or withdraw from any existing Employee Benefit Plan; or (C) make any amendment, modification or change in or to any existing Employee Benefit Plan, other than any such amendment, modification or change that is required by Law (provided that if the Company or any of its Subsidiaries determines that such an amendment, modification or change is necessary, it will, in advance of making such amendment, modification or change, give Parent timely written notice thereof and consult with Parent regarding any objection Parent may have thereto).

         (vi) Neither the Company nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary course of business, claims arising under the terms of Contracts in the ordinary and usual course of business, and such other claims, liabilities or obligations as shall not exceed $250,000 in the aggregate.

         (vii) The Company and each of its Subsidiaries shall (A) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business unless contested in good faith, (B) perform in all material respects all of their respective obligations required to be performed during such period under any Material Contracts, agreements or other instruments relating to or affecting any of their respective properties or assets, (C) maintain their respective books of account and corporate and other business records in the usual, regular and ordinary manner consistent with past policies and practice, and (D) comply in all material respects with all applicable Laws.

         (viii) Neither the Company nor any of its Subsidiaries shall make or change any Tax election, settle any material audit (other than any settlement which imposes no liability on the Company or any Subsidiary), file any amended Tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary course of business.

         (ix) Neither the Company nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate thereof to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or affiliates.

         (x) Neither the Company nor any of its Subsidiaries shall take any action that would cause any of the Company's representations and warranties herein to become untrue in any material respect.

         (xi) Neither the Company nor any of its Subsidiaries shall permit a material change in any of its underwriting, investment, financial reporting or accounting practices or policies or in any material assumption underlying an underwriting or investment practice or policy, except as may be required by any change in generally accepted accounting principles, statutory accounting principles or applicable Law.

         (xii) Except as expressly set forth in Section 5.3 of the Disclosure Schedule, or except as may be required by applicable Law, neither the Company nor any of its Subsidiaries shall enter into or terminate, or modify or amend in any manner materially adverse to the Company or any of its Subsidiaries, any Material Contract (except for termination as the result of expiration or non-renewal in accordance with the terms of such Material Contract) or waive, release, compromise or assign any material rights or claims.

         (xiii) Neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

         SECTION 5.4 ACCESS AND INFORMATION. The Company shall and shall cause its Subsidiaries to, upon reasonable notice and subject to restrictions contained in confidentiality agreements to which they are subject that are listed in Section 5.4 to the Disclosure Schedule, give to Parent, Purchaser and their representatives and designees full access to all of their employees, and to all the premises and books and records of the Company and its Subsidiaries and shall, and shall cause its Subsidiaries, officers and independent auditors to furnish to Parent, Purchaser and their representatives and designees such financial and operating data and other information, including access to the working papers of its independent auditors, with respect to its business and properties and the business and properties of its Subsidiaries as Parent or Purchaser shall from time to time reasonably request. In addition, at the request of Parent, the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to arrange for Parent and its representatives and designees to meet with clients and customers of the Company and its Subsidiaries, provided that the Company shall be entitled to have a representative present at any such meeting. Notwithstanding the foregoing, the Company shall not be obligated to arrange any such meeting if the Company determines that such a meeting could reasonably be expected to (a) cause such customer or client to terminate its relationship with the Company or any Subsidiary or (b) otherwise result in a Material Adverse Effect, and the Company so notifies the Parent in writing setting forth in detail the reasons underlying its determination. Any investigation or access contemplated by this Section 5.4 shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries. No investigation pursuant to this Section shall affect or be deemed to modify any representations or warranties made in this Agreement or the conditions to the obligations of the parties to consummate the Merger. The Confidentiality Agreement between Parent and the Company shall apply to the information provided pursuant to this Section 5.4.

         SECTION 5.5  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.

         (a) Parent, Purchaser and the Company shall use all commercially reasonable efforts to assist the other in obtaining any Permits required to be obtained by such other party for the consummation of the transactions contemplated by this Agreement, provided that the Company shall not, without the consent of Parent (which consent shall not be unreasonably withheld), agree to any amendment to any material instrument or agreement to which it is a party. Such assistance shall include providing the other party or appropriate Governmental Entity all information reasonably required to be submitted in connection with obtaining the Permits.

         (b) Each party shall use all commercially reasonable efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. The Company shall take all actions reasonably requested by Parent to ensure the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships. Without limiting the generality of the foregoing, the Company shall and shall cause its Subsidiaries to (i) provide Parent with access to individuals reasonably specified by Parent to plan the transition of the Company's business to Parent, which may include, at the discretion of Parent, communicating offers regarding employment terms to be effective after the Effective Time, (ii) designate individuals to serve as members of a Company/Parent transition team and cause such individuals to devote reasonable time to transition matters, (iii) devote reasonable resources to transition matters, (iv) consult with Parent regarding the Company's development work pertaining to systems, products, distribution and customer services, and
(v) cooperate with Parent in its development work pertaining to systems, products, distribution and customer services.

         (c) In the event that the Company or any of its Subsidiaries acquires Knowledge that any of the lead reinsurers on the reinsurance pools maintained by DRMS intends to terminate or reduce its relationship with DRMS or the Company in any manner, the Company will promptly notify Parent and will cooperate fully with Parent to take such actions as Parent may reasonably request, including, without limitation, arranging meetings among the Company, DRMS, Parent and such reinsurer.

         SECTION 5.6 STATE TAKEOVER STATUTES. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to assist in any challenge by Parent or Purchaser to the validity or applicability to the Merger, the Voting Agreement or other transactions contemplated by this Agreement, of any state takeover statutes.

         SECTION 5.7 COMPLIANCE WITH ANTITRUST LAWS. Each party shall as promptly as practicable make all filings necessary under the HSR Act or to comply with any other request or demand by a Governmental Entity investigating the Merger under applicable antitrust Laws. Each party shall use all commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to the Merger. Nothing in this Agreement shall be construed to require Parent or any of its affiliates, in connection with the receipt of any Permit or other Governmental Entity approval or investigation, to proffer to or agree to (i) sell or hold separate and agree to sell or to discontinue or to limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent or any of its affiliates (including for this purpose the Company and its Subsidiaries), or
(ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such asset or businesses which, in either case, could, in the reasonable judgment of the board of directors of Parent, adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

         SECTION 5.8 PRESS RELEASES. Prior to the Effective Time, no party hereto shall make, or shall permit its affiliates or their respective representatives to make, any press release or other public statement with respect to the transactions contemplated hereby without the prior written consent of the other parties, except that such public statement or disclosure may be made immediately upon written notice to the other parties hereto: (i) if required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, (ii) to any Governmental Entity having jurisdiction over the disclosing party, (iii) in order for the parties to comply with their obligations hereunder, or (iv) if a default by the other party hereto (Parent and Purchaser, on the one hand, and the Company, on the other hand, each being a party for this purpose) has occurred under this Agreement to the extent reasonable for the non-defaulting party to enforce its rights and remedies hereunder Upon execution of this Agreement, each party shall be permitted to issue a press release disclosing the execution of this Agreement and containing a description of the transactions contemplated hereby, provided that each party will provide the other with the opportunity to review and comment upon its press release prior to its release and will use commercially reasonable efforts to coordinate the timing of its press release with the press release of the other party.

         SECTION 5.9  INDEMNIFICATION; INSURANCE.

         (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to continue to indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each an "INDEMNIFIED PARTY") against all losses, claims, damages or liabilities arising out of actions or omissions in their capacity as a director or officer of the Company or a Subsidiary occurring on or prior to the Effective Time to the maximum extent permitted or required under the Massachusetts BCL and the Company's Bylaws in effect on the date hereof, including provisions with respect to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Massachusetts BCL and the Company's Bylaws shall be made by independent legal counsel selected in good faith by the Surviving Corporation. From and after the Effective Time, Parent shall cause the Surviving Corporation to pay from time to time in advance of the disposition of any such action, suit or other proceeding expenses, including counsel fees, reasonably incurred by the Indemnified Party in connection with any such action, suit or other proceeding; provided that such Indemnified Party shall repay the amounts so paid if it is ultimately determined that indemnification for such expenses is not authorized under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation shall be obligated to provide indemnification only to the extent that any directors' and officers' liability insurance policy of the Surviving Corporation does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder.

         (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE"), or D&O Insurance that provides identical limits of coverage and is otherwise substantially comparable to the Company's existing D&O Insurance, in full force and effect without reduction of coverage for a period of three years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the annual premium paid by the Company therefor on the date of this Agreement (the "CURRENT PREMIUM"); provided, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be maintained or acquired for such 3-year period for a premium not in excess (on an annualized basis) of the Current Premium, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 300% of the Current Premium.

         (c) The Company will maintain, through the Effective Time, the Company's existing D&O Insurance in full force and effect without reduction of coverage.

         (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 5.9, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

         SECTION 5.10 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Purchaser of (i) any claims, actions, proceedings or investigations commenced or, to the best of its Knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets, that relate to the Merger and the transactions contemplated herein, (ii) the occurrence, or failure to occur, of any event that would be likely to cause (with the passage of time or otherwise) any of the Company's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or a Material Adverse Effect, (iii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iv) if, to the Knowledge of the Company or any of its Subsidiaries, a material client or customer intends to terminate its agreement with the Company or such Subsidiary, whether or not such termination could be reasonably likely to result in a Material Adverse Effect. Parent or Purchaser shall give prompt notice to the Company of (i) any claims, actions, proceedings or investigations commenced or, to the best of its Knowledge, threatened, involving or affecting Parent or Purchaser that relate to the Merger and the transactions contemplated herein, (ii) the occurrence, or failure to occur, of any event that would be likely to cause (with the passage of time or otherwise) any of Parent's or Purchaser's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or would be likely to materially adversely affect Parent's or Purchaser's ability to consummate the transactions contemplated herein, and (iii) any material failure of Parent or the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         SECTION 5.11 FEES AND EXPENSES. Except as set forth in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (including, in the case of the Company, the costs of printing the Proxy Statement), whether or not the Merger is consummated.

         SECTION 5.12 ACTIONS REGARDING THE RIGHTS. Prior to or simultaneously with the execution of this Agreement, the Company, in accordance with the terms and provisions of the Rights Agreement, has amended the Rights Agreement so that the transactions contemplated by this Agreement are exempted from certain provisions of the Rights Agreement and a "Triggering Event" thereunder will not occur as a result of such transactions. The Company, with the consent of Parent, shall continue to take all actions necessary to cause the transactions contemplated by this Agreement to remain exempted from such provisions of the Rights Agreement, including, if desirable, entering into further amendments to the Rights Agreement or causing the Rights to be extinguished, canceled or redeemed.

         SECTION 5.13 SHAREHOLDER LITIGATION. Prior to the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent if Parent agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds received by such Person, that is in excess of the amount that such Person would have been liable for under such settlement.

         SECTION 5.14 TREATMENT OF CERTAIN EMPLOYEE BENEFIT PLANS. Prior to the Effective Time, the Company will take all actions reasonably necessary or appropriate to fulfill all of its obligations to contribute to and administer the Employee Benefit Plans in accordance with their terms. In addition, at the request of Parent, the Company will take all steps reasonably necessary to terminate, effective on the business day immediately preceding the Effective Time, each Employee Benefit Plan that is a plan subject to ERISA including, but not limited to, providing any required notices, adopting any required amendments and adopting Board resolutions. Furthermore, the Company shall take any and all further actions necessary to retain the tax-qualified status of each Employee Benefit Plan that is a tax-qualified retirement plan including (without limitation): (i) the preparation, execution and submission of such plans to the Internal Revenue Service under the Employee Plan Compliance Resolution System set forth in Revenue Procedure 2001-17; (ii) the preparation and execution of any amendment deemed necessary in connection with such submission; (iii) the retention of service providers to assist in the preparation of such submission; and (iv) the preparation and distribution of the appropriate employee communications related to the submission. The Company shall provide the Parent with copies of all documents produced in accordance with the preceding sentence prior to their execution or distribution, as applicable.

         SECTION 5.15 RESIGNATION OF DIRECTORS. At or before the Effective Time, the Company shall deliver to Parent a written resignation signed by each member of the Company's Board of Directors to be effective as of the Effective Time.

         SECTION 5.16 UPDATING DISCLOSURE SCHEDULE. Prior to the Effective Time, the Company shall supplement or amend the Disclosure Schedule to reflect any matter that, if existing, occurring or known on the date hereof, should have been so disclosed or that is necessary to correct any information in such Disclosure Schedule that was or has been rendered inaccurate thereby; PROVIDED, HOWEVER, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof, to constitute a part of, or an amendment or supplement to, the Disclosure Schedule, or to cure any breach or inaccuracy of a representation or warranty, unless so agreed to in writing by Parent; and PROVIDED, FURTHER, that such supplemental or amended disclosures shall not entitle Parent and Purchaser to refuse to consummate the transactions contemplated herein unless such supplemental or amended disclosures, individually or in the aggregate, disclose a failure of the Company to satisfy the condition specified in Section 6.2(a) or Section 6.2(b).

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         SECTION 6.1 CONDITIONS TO THE OBLIGATIONS OF PARENT, PURCHASER AND THE COMPANY. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing, of each of the following conditions:

         (a) The stockholders of the Company shall have duly approved this Agreement, and the consummation of the Merger and other transactions contemplated herein, if required by applicable Law, by the provisions of the Company's Articles of Organization or By-Laws, or by the rules of the National Association of Securities Dealers, Inc.

         (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, all notices, reports and other filings required to be made prior to the Closing by the Company or Parent or any of their respective Subsidiaries with, and all Permits required to be obtained prior to the Closing by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (each a "GOVERNMENTAL CONSENT"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein shall have been made or obtained (as the case may be).

         (c) The consummation of the Merger shall not be precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use all commercially reasonable efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes consummation of the Merger illegal.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

         (a) The representations and warranties of the Company set forth in
Section 3.2 shall be true and correct (except for inaccuracies that are de minimis in amount). The representations and warranties set forth in Sections 3.3, 3.8, 3.11, 3.16 and 3.17 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 3.2, 3.3, 3.8, 3.11, 3.16 and 3.17) such that the aggregate effect of such inaccuracies has, or could reasonably be likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties that are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing (provided that representations and warranties that are confined to a specified date shall speak only as of such date).

         (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

         (c) The Company shall have delivered to Parent (i) a certificate, dated as of the Closing and signed on its behalf by a duly authorized officer, to the effect that the conditions set forth in Section 6.1 as relates to the Company and in Section 6.2(a) and 6.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Board of Directors and the Company's stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated herein, all in such reasonable detail as Parent and its counsel shall request.

         (d) No Material Adverse Effect shall have occurred and be continuing.

         (e) No Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement) shall have occurred, and the Rights shall not have become non-redeemable or exercisable upon consummation of the Merger.

         (f) Parent shall have received an opinion of Rich, May Bilodeau & Flaherty, P.C., counsel to the Company, dated as of the date of Closing, in form reasonably satisfactory to Parent, as to the matters set forth in EXHIBIT B.

         (g) Those certain Amended and Restated Employment Agreements listed in
Section 6.2 of the Disclosure Schedule shall be in full force and effect at Closing, without any amendments or modifications.

         SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

         (a) There shall not exist inaccuracies in the representations and warranties of Parent and Purchaser set forth in this Agreement such that the aggregate effect of such inaccuracies has, or could reasonably be likely to have, a material adverse effect on Parent's or Purchaser's ability to consummate the Merger and the other transactions contemplated herein; provided that, for purposes of this sentence only, those representations and warranties that are qualified by references to "material" shall be deemed not to include such qualifications. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Parent and Purchaser set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing (provided that representations and warranties that are confined to a specified date shall speak only as of such date).

         (b) Each of Parent and Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

         (c) Parent shall have delivered to the Company (i) a certificate, dated as of the Closing and signed on its behalf by a duly authorized officer, to the effect that the conditions set forth in Section 6.1 as relates to Parent and Purchaser and in Section 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Board of Directors of Purchaser and Purchaser's sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated herein, all in such reasonable detail as the Company and its counsel shall request.

         (d) The Company shall have received an opinion of Alston & Bird, LLP, counsel to the Parent, dated as of the date of Closing, in form reasonably satisfactory to the Company, as to the matters set forth in EXHIBIT C.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

         (a) by the mutual consent of Parent and the Company;

         (b) by either the Company, on the one hand, or Parent and Purchaser, on the other hand if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent or Purchaser to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable;

         (c) by the Company:

         (i) if (A) the Board of Directors, subject to complying with the terms and conditions of this Agreement, shall have authorized the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (B) Parent does not make, within five business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board determines in good faith, after consultation with its financial advisors, is at least as favorable as the Superior Proposal, taking into account, to the extent relevant, the long term prospects and interests of the Company and its stockholders and
(C) the Termination Fee (as defined in Section 7.2) is paid to Parent in accordance with Section 7.2; or

         (ii) if any representation or warranty of Parent and Purchaser set forth in this Agreement shall be untrue in any material respect when made, or upon a breach in any material respect of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, in each case where such misrepresentation or breach would result in a failure to satisfy any of the conditions set forth in Article 6, provided, that, if any such breach is curable by Parent or Purchaser within 20 business days after written notice of such breach is given by the Company, the Company must give such notice and may not terminate this Agreement under this Section 7.1(c)(iv) until such twenty business day period has lapsed with such breach remaining uncured.

         (d) by Parent and Purchaser:

         (i) if the Board of Directors of the Company shall have (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the Merger or (B) recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser, or their affiliates (or the Board of Directors resolves to do any of the foregoing); or

         (ii) the Company's stockholders do not approve the Merger at a meeting duly convened therefor, including any adjournment or postponement of such meeting; or

         (iii) if any representation or warranty of the Company set forth in this Agreement shall be untrue in any material respect when made or upon a breach in any material respect of any covenant or agreement on the part of the Company set forth in this Agreement, in each case where such misrepresentation or breach would result in a failure to satisfy any of the conditions set forth in Article 6, provided, that, if any such breach is curable by the Company within 20 business days after written notice of such breach is given by Parent, Parent must give such notice and may not terminate this Agreement under this
Section 7.1(d)(iii) until such twenty business day period has lapsed with such breach remaining uncured.

         (e) By either Party in the event that the Effective Time shall not have occurred on or prior to July 31, 2001.

         SECTION 7.2  EFFECT OF TERMINATION.

         (a) In the event of the termination of this Agreement as provided in
Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, Purchaser and the Company, the obligations pursuant to this Article VII and the last sentence of Section 5.4. Nothing contained in this Section 7.2(a) shall relieve Parent, Purchaser or the Company from liability for willful breach of this Agreement.

         (b) The Company shall pay to Parent (or in the case of termination pursuant to Section 7.1(c)(i), shall cause the Potential Acquiror making the Acquisition Proposal to pay to Parent) by wire transfer of immediately available funds two million two hundred fifty thousand dollars ($2,250,000) (the "TERMINATION FEE") if (i) the Company terminates this Agreement pursuant to
Section 7.1(c)(i), in which case the Termination Fee must be paid simultaneously with such termination, (ii) Parent or Purchaser terminates this Agreement pursuant to Section 7.1(d)(i), in which case the Termination Fee must be paid within one (1) business day after demand therefor by Parent; or (iii) this Agreement is terminated for any reason (other than as a result of (x) the failure of Parent or Purchaser to fulfill any material obligation under this Agreement or (y) the applicable waiting period under the HSR Act shall not have expired or been terminated on or prior to the Effective Time), at any time after an Acquisition Proposal has been received by the Company and within nine (9) months after such a termination, the Company completes either a merger, consolidation or other business combination between the Company or a Subsidiary of the Company and the Potential Acquiror who made such Acquisition Proposal or any of its Affiliates, in which case the Termination Fee must be paid immediately at the time of the completion of such merger, consolidation or other business combination.

         SECTION 7.3 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be. The covenants and agreements contained in this Agreement shall survive the Effective Time or termination of this Agreement, as the case may be, and shall continue until they terminate in accordance with their terms.

         SECTION 7.4 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may be amended or supplemented at any time, except that after approval hereof by the stockholders of the Company, no amendment shall be made which decreases the Merger Consideration or that in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement) without the further approval of such stockholders. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties intended to be bound thereby.

         SECTION 7.5 ENTIRE AGREEMENT. Except for the Confidentiality Agreement and the Voting Agreement (which are hereby incorporated herein by this reference), this Agreement (a) contains the entire agreement among Parent, Purchaser and the Company with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the parties with respect to such matters, and (b) except for Persons indemnified pursuant to
Section 5.9, is not intended to confer upon any other Persons any rights or remedies hereunder. The parties hereto acknowledge that the Confidentiality Agreement remains in full force and effect and is unmodified.

         SECTION 7.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed in that State.

         SECTION 7.7 HEADINGS. The descriptive headings contained herein are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.8 NOTICES. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, overnight delivery, facsimile, telegram or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

If to the Company:

CORE, INC.
18881 Von Karman Ave., Suite 1750
Irvine, California 92612
Attn:  George C. Carpenter IV
       Chairman and Chief Executive Officer

With a copy to:

Rich, May, Bilodeau & Flaherty, P.C.
176 Federal Street
Boston, MA 02110
Attention:  Stephen M. Kane, Esq.
Telephone:  (617) 556-3827
Fax: (617) 556-3890

If to Purchaser or Parent:

Fortis, Inc.
One Chase Manhattan Plaza
New York, NY 10005
Attention:  General Counsel
Telephone:  (212) 859-7285
Fax:  (212) 859-7034

With a copy to:

Alston & Bird, LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia  30309-3424
Attention:  Susan J. Wilson, Esq.
Telephone:  (404) 881-7974
Facsimile:  (404) 881-4777

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

         SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

         SECTION 7.10 PARTIES IN INTEREST; ASSIGNMENT. This Agreement is binding upon and is solely for the benefit of the parties and their respective successors, legal representatives and assigns except that Section 5.9 shall be for the express benefit of the Persons in the categories referred to therein. Parent and Purchaser shall have the right (i) to assign to one or more direct or indirect wholly owned Subsidiaries of the Parent any and all rights and obligations of Purchaser under this Agreement, including the right to substitute in Purchaser's place such a Subsidiary as one of the constituent corporations in the Merger (if such Purchaser assumes all of the obligations of Purchaser in connection with the Merger) and (ii) to restructure the transaction to provide for the merger of the Company with and into Purchaser or any such other corporation as provided above. If Parent or Purchaser exercise their right to so restructure the transaction, the Company shall promptly enter into appropriate agreements to reflect such restructuring. In any such event the amounts to be paid to holders of Shares shall not be reduced nor shall there be any material delay of the Effective Time.

         SECTION 7.11 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which any party is entitled at law or in equity.

         SECTION 7.12 CERTAIN UNDERTAKINGS OF PARENT. Parent shall perform, or cause to be performed, any obligation of Purchaser (or any successor person pursuant to Section 7.10) under this Agreement which shall have been breached by Purchaser (or such successor).

         SECTION 7.13 INTERPRETATION. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and limited liability companies and vice versa. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 29, 2001. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         SECTION 7.14 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

         SECTION 7.15 PAYMENTS IN U.S. DOLLARS. All amounts required to be paid under this Agreement shall be denominated and paid in United States Dollars.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first written above.

FORTIS, INC.



By: /s/ DREW DESKY
   -----------------------------
Name: Drew Desky
Title: Vice President, M&A


CORE MERGER SUB, INC.



By: /s/ DREW DESKY
   ----------------------------
Name: Drew Desky
Title: President


By: /s/ MARK ANDRUSS
   ----------------------------
Name: Mark Andruss
Title:   Treasurer

[SEAL]


CORE, INC.



By:      /S/ CRAIG C. HORTON
     ------------------------------------------------
Name:    Craig C. Horton
Title:   President



By:      /S/ WILLIAM E. NIXON
     ------------------------------------------------
Name:    William E. Nixon
Title:   Treasurer

[SEAL]

                                   APPENDIX I

                             INDEX OF DEFINED TERMS


TERM                                                          SECTION

Acquisition Proposal                                          5.1(e)
Affiliate                                                     7.13
Agreement                                                     Preamble
Articles of Merger                                            1.2
Balance Sheet                                                 3.13
Board                                                         1.10(c)
Board of Directors                                            1.10(c)
Certificates                                                  2.2(b)(i)
Closing                                                       1.15
COBRA                                                         3.10(e)
Code                                                          3.10(d)
Common Stock                                                  Recitals
Company                                                       Preamble
Company Taxes                                                 3.15(k)
Confidentiality Agreement                                     5.1(a)
Contract                                                      3.4
Current Premium                                               5.9(b)
D&O Insurance                                                 5.9(b)
Disclosure Schedule                                           Article III, 1st paragraph
Dissenting Shares                                             2.1
Effective Time                                                1.2
Employee Benefit Plan                                         3.10(b)
ERISA                                                         3.10(c)
ERISA Affiliate                                               3.10(h)
Exchange Agent                                                2.2(a)
Exercise Price                                                1.10(a)
Fairness Opinion                                              1.13
Financial Advisor                                             1.13
Governmental Consent                                          6.1(b)
Governmental Entity                                           1.4
Hazardous Substance                                           3.13
HSR Act                                                       3.4
In the Money Option                                           1.10(a)
Indemnified Party                                             5.9(a)
Intellectual Property                                         3.14(b)
Knowledge                                                     Article III, 5th paragraph
Law                                                           1.4
Lien                                                          3.13
Litigation                                                    3.7

Massachusetts BCL                                             1.1
Material Adverse Effect                                       Article III, 2nd paragraph
Material Contract                                             3.12
Merger                                                        1.1
Merger Price                                                  1.7
Option                                                        1.10
Option Settlement Payment                                     1.10(a)
Orders                                                        3.7
Parent                                                        Preamble
Permit                                                        3.8
Person                                                        Article III, 4th paragraph
Potential Acquiror                                            5.1(c)
Preferred Stock                                               3.2(a)
Proxy Statement                                               1.14(b)
Purchaser                                                     Preamble
Representatives                                               5.1(b)
Rights                                                        3.17(a)
Rights Agreement                                              3.17(a)
SEC                                                           1.14(b)
SEC Filings                                                   3.5(a)
Share                                                         1.7
Stockholders' Meeting                                         1.14(a)
Subsidiary                                                    Article III, 3rd paragraph
Superior Offer                                                5.1(f)
Surviving Corporation                                         1.1
Takeover Statute                                              3.16
Tax Return                                                    3.15(k)
Termination Fee                                               7.2(b)
Under-Water Option                                            1.10(b)
Voting Agreement                                              2nd Recital
Warrant                                                       3.2(a)